SOUTHERN STAR ENERGY INC.

News Release

For Immediate Release
February 17, 2009

Contact Information:
Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY ANNOUNCES ITS NINTH CONSECUTIVE COTTON VALLEY DISCOVERY IN THE SENTELL FIELD

HOUSTON – (PR Newswire) – February 17, 2009 – Southern Star Energy Inc. (OTCBB: SSEY; "Southern Star" or the "Company") today announced the ninth successful Cotton Valley discovery well in its Sentell Field Development Project, Bossier Parish, Louisiana.

The Company has successfully drilled its ninth Cotton Valley discovery, the L. Moore 20-1 Well, which reached planned total depth (TD) of 9,904 feet on January 31, 2009. This well is the northwest offset to the recent Cash Pointe 30-1 discovery and confirms productivity in the southern portion of the field.

Wireline logging and mud log shows indicate the L. Moore 20-1 Well encountered 104 feet of net effective gas pay in the Cotton Valley Formation. Notably, there are key intervals in the most productive intervals of the Upper Davis with 47 net feet of pay. The Company has run and set 4 ½ inch production casing to total depth. Completion operations commenced this week. Hydraulic fracturing in the Upper Davis was performed on February 13. The L. Moore 20-1 is Southern Star's ninth consecutive successful Cotton Valley well in the Sentell Field. The other eight wells encountered similar log characteristics; five wells are commercially producing, the sixth is awaiting pipeline construction and completion, and two wells were extended as successful Haynesville delineation tests.

Construction of an extension of the field gathering system to connect the Section 20 wells was completed on February 7, 2009. This extension will allow for immediate production from the Moore 20-1 well upon completion. Work continues on the system to extend the line down to the Cash Pointe 30-1 Well. The Company expects that work to be completed during March.

David Gibbs, Southern Star's President and Chief Executive Officer, said: "The results from the L. Moore 20-1 offer further indications of the quality of the Cotton Valley play in our acreage position. Developing the Sentell Field as a Cotton Valley producer remains a viable strategy at natural gas prices above $4.50 per Mcfe. The Company's advantage lies in our

dual development strategy between Cotton Valley production and the planned Haynesville Development Program, which is based on previously-announced successful Haynesville tests in two locations within our Sentell Field. We remain optimistic about the quality of our acreage position and the future of the Company and believe our strategy will prove beneficial to shareholders."

About Southern Star Energy

The Company's strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities and use all available technologies to increase the valuation of the acquired assets. This strategy reduces the Company's risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns a 40% working interest and operates in approximately 5,400 leasehold acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, Louisiana. To date, the Company has drilled nine successful tests of the Cotton Valley Sands, the first five of which are connected to the market and producing revenues. Shareholders and prospective investors and analysts are encouraged to visit the Company's website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley and Haynesville Shale Trends.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Southern Star Energy's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition; risks inherent in Southern Star Energy's operations; the schedule for hydraulic fracturing in the L. Moore 20-1 Well; the potential for production from the L. Moore 20-1 Well upon its completion; the schedule for extending the field gathering system to the Cash Pointe 30-1 Well; reserve potential in the Company's Haynesville play; the timeline for announcing the Company's scheduling; the potential results for the Company's shareholders; and the future recovery of the natural gas markets. Often, but not always, forward-looking statements can be identified by the use of words (1) such as " "scheduled," "expects," "suggest," "if" and "when" including variations and negative variations of such words or (2) that state that certain actions, events or results "will" be taken, occur or be achieved. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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